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                                                                    EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 2 to the Registration Statement of Roosevelt Financial Group, Inc. on Form S-4 of our report on the consolidated financial statements of Mutual Savings Bank and subsidiary as of June 30, 1994 and for each of the two years in the period ended June 30, 1994, dated July 29, 1994 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding Mutual Savings Bank changing its method of accounting for income taxes, effective July 1, 1993, to conform with Statement of Financial Accounting Standards No. 109), appearing in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in the Proxy Statement/Prospectus in such Registration Statement.



/s/ Deloitte & Touche LLP

St. Louis, Missouri

September 6, 1996